DISTRIBUTION AND FUND SUPPORT SERVICES AGREEMENT

THIS AGREEMENT made as of June 22, 2018, by and between J.P. Morgan Private Investments Inc. (the “Adviser”) and Foreside Fund Services, LLC, a Delaware limited liability company ( “Foreside”).

WHEREAS, pursuant to a distribution agreement by and between Foreside and Six Circles Trust (the “Trust”) dated as of June 22, 2018 (the “Distribution Agreement”), Foreside acts as the principal underwriter and distributor of shares of certain series of the Trust, as listed in Exhibit A to the Distribution Agreement (the “Funds”); and

WHEREAS, the Adviser serves as investment adviser for the Funds, open-end investment companies registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, in consideration of Distributor’s agreement to provide certain distribution and support services as described in the Distribution Agreement and which are referenced herein, the Adviser has agreed to compensate Foreside for such distribution and support services (i) that cannot be compensated by the Funds and (ii) on behalf of the Funds, for such non-distribution support services that may be apportioned to the Funds as deemed by the Adviser, provided that no payment shall be made by the Funds without the prior approval of the Board of Trustees of the Trust (capitalized terms used herein shall have the meanings ascribed to them in the Distribution Agreement);

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the Adviser and Foreside hereby agree as follows:

1.       Services.

Foreside agrees that it will provide the Funds that the Adviser manages with the distribution support services set forth below which are reflected in the Distribution Agreement, which is attached hereto as Exhibit A. To the extent there is an inconsistency, the terms of the Distribution Agreement shall control. Specifically, Foreside shall:

(a) Maintain National Securities Clearing Corporation (“NSCC”) membership and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV and handle any other related NSCC matters;

(b) Enter into appropriate agreements with financial intermediaries;

(c) Review marketing materials and file marketing materials with FINRA; and

(d) Provide any other services, including non-distribution support services, that shall be agreed by the parties.

2.         Compensation and Expenses.

Foreside shall be entitled to receive the compensation set forth in Exhibit B.

3.         Term and Termination.

(a)    This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of the Distribution Agreement, and will terminate automatically upon any termination of the Distribution Agreement; provided, however, that, notwithstanding such termination of the Distribution Agreement, the Adviser will continue to pay to Foreside all fees to which Foreside is entitled pursuant to the Distribution Agreement for services performed through such termination date.

This Agreement may be terminated by the Adviser (i) upon 10 days’ written notice to Foreside in the event the Adviser no longer serves as investment adviser to the Funds or (ii) upon 60 days’ written notice to Foreside if there is a determination by the Adviser, in consultation with the Client, that Foreside is no longer providing or should no longer provide the services for which it is being compensated hereby,. Upon termination, he Adviser agrees to pay to Foreside all compensation due as of such termination date within 60 days of the termination date.

4.         Rights and Obligations of the Adviser and Foreside.

The Adviser shall be responsible for the accuracy and completeness of information concerning its organization and anticipated use of the Funds that the Adviser furnishes to Foreside in connection with Foreside’s provision of services pursuant to the Distribution Agreement.

5.         Representations and Warranties.

(a)	The Adviser represents and warrants the following:

(i)    this Agreement has been duly authorized by the Adviser and, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(ii)    the contractual advisory fees that the Adviser charges the Trust do not contain any component for the purpose of paying for fund distribution; and

(iii)    this Agreement has been disclosed to the Board of Trustees of the Funds (the “Board”), and the Adviser has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board’s review or approval of the arrangements contemplated hereunder, including amounts expended by the Adviser hereunder.

(b)	Foreside represents and warrants the following:

(iii)    it is a duly registered broker-dealer in good standing with FINRA, and shall immediately notify the Adviser should the foregoing no longer be true during the term of this Agreement;

(iv)    it is in material compliance with all laws, rules and regulations applicable to it, including but not limited to the rules and regulations promulgated by FINRA;

(v)    this Agreement has been duly authorized by Foreside and, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

6.        Confidentiality.

During the term of this Agreement, Foreside and the Adviser may have access to confidential information relating to matters such as either party’s business, procedures, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to Foreside or the Adviser which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to the non-disclosing party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other’s Confidential Information. Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory agency with jurisdiction over Foreside, the Fund or the Adviser; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; or (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

In the event of any unauthorized use or disclosure by a party of any Confidential Information of the other party, the disclosing party shall promptly (i) notify the other party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the other party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.

7.         Limitation of Liability; Indemnification.

Foreside shall not be liable to the Adviser or the Funds for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it (or its agents or employees) of its obligations and duties under this Agreement or the Distribution Agreement.

8.         Notices.

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, electronic mail, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Foreside:	(ii) If to the Adviser:
Foreside Fund Services, LLC Attn: Legal Department Three Canal Plaza, Suite 100 Portland, ME 04101 Telephone: (207) 553-7110 Facsimile: (207) 553-7151 Email:legal@foreside.com	J.P. Morgan Private Investments Inc. Attn: Mary Savino, Managing Director 270 Park Avenue, 5th Floor New York, NY 10017 Phone (212) 464-2016 Email:mary.savino@jpmorgan.com

9.         Assignment.

This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

10.       Governing Law.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

11.       Miscellaneous.

(a)    Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)    This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

(c)    If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

(d)    This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(e)    No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(f)    Invoices for fees and expenses due to Foreside hereunder and as set forth in Exhibit B hereto shall be sent by Foreside to the address furnished below unless and until changed by Adviser (Adviser to provide reasonable advance notice of any change of billing address to Foreside):

To Adviser:
J.P. Morgan Private Investments Inc. Attn: Mary Savino, Managing Director 270 Park Avenue, 5th Floor New York, NY 10017 Phone (212) 464-2016 Email:mary.savino@jpmorgan.com

(g)    This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

J.P. MORGAN PRIVATE INVESTMENTS INC.	FORESIDE FUND SERVICES, LLC

By: /s/ Mary Savino Name: Mary Savino Title: Managing Director	By: /s/ Mark A. Fairbanks Name: Mark A. Fairbanks Title: Vice President

EXHIBIT A

Distribution Agreement

B-1

EXHIBIT B

Compensation

DISTRIBUTION AND SUPPORT SERVICES FEES

Organizational Fees	One-Time
Setup fee	$5,000 (Waived)
Recurring Fees	Annual
Asset fee, based on total assets in the Fund(s), calculated and billed monthly. Asset Fee is subject to a $250,000 cap	● Less than $10 billion – 0.20 basis points ● Over $10 billion – 0.10 basis points
Per Fund fee, calculated and billed monthly	● $7,000 annually

OUT-OF-POCKET EXPENSES

Reasonable out-of-pocket expenses incurred by Foreside in connection with the services provided pursuant to the Distribution Agreement and herein. Such expenses may include, without limitation, regulatory filing fees; fund literature regulatory review fees; communications; postage and delivery service fees; bank fees; reproduction and record retention fees; travel, lodging and meals.

Notes:

Fees will be calculated and payable monthly.